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                                 --------------

                                  RULES OF THE

                                  AIG IRELAND

                                 SHARESAVE PLAN

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                                February 1998
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                                  RULES OF THE
                           AIG IRELAND SHARESAVE PLAN

1   DEFINITIONS

    In these Rules:

1.1 The following words and expressions have the following meanings:

   "Act" Taxes Consolidation Act, 1997 of the Republic of Ireland;

   "Associated Company"           any company which is an associated company of
                                  the Company within the meaning that the
                                  expression bears in Section 432 of the Act;


   "Auditors"                     the auditors nominated by the Directors for
                                  the purposes of the Plan;

   "Available Shares"             in respect of any Date of Invitation such
                                  number of the Shares as the Committee may determine as being available for the grant of Options;

   "Business Day"                 any day on which Shares may be dealt in on the
                                  New York Stock Exchange;

   "Committee"                    a duly authorised committee appointed by the
                                  Directors with the first members of the
                                  Ireland Share Plans Committee currently
                                  intended to be Howard J. Smith, Sean Hehir,
                                  David Kent, Brian McLoughlin, Niall
                                  Summerville and Michael Mongan;

   "Company"                      American International Group, Inc.;

   "Contractual Savings Scheme"   a scheme for regular monthly saving over three
                                  years being an Instalment Savings Agreement authorised under Section 53 of the Finance Act
                                  1970 of the Republic of Ireland ("ISA")
                                  continuing by automatic annual renewal and/or such other arrangement as may be approved by the Committee;

   "Control"                      the meaning given to that expression in
                                  Section 11 of the Act;

   "Date of Grant"                the date on which the Committee grants an
                                  Option in accordance with the terms of Rule 2;
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"Date of Invitation"             the date on which any notice is given pursuant
                                 to Rule 2.1;

"Directors"                      The board of directors for the time being of
                                 the Company or the Executive Committee thereof;

"Eligible Employee"              any person (including a full-time director) who
                                 at any Date of Invitation is in the employment of any Participating Company and who is then chargeable to tax in respect of such employment under Schedule E of the Act and who has been in the employment of any company within the Group
                                 (or any company which becomes a company within the Group) for a continuous period of not less than one year other than a person who participates in the AIG United Kingdom
                                 Sharesave Plan or the AIG Stock Purchase Plan;
                                 or such other person in the employment of a Participating Company as the Committee with the agreement of the Corporate Secretary's
                                 Department of the Company may decide. For the purposes of this paragraph "full time" shall mean having a normal contractual working week of 25 hours or more, excluding meal breaks;

"Employment"                     employment with the Company and/or any company
                                 under the Control of the Company or Associated
                                 Company and "ceasing to be in Employment" shall be construed as ceasing to be employed by all such companies;

"Exercise Date"                  the later of three years after the Date of
                                 Grant of the Option and the date of the payment of the 36th Savings Contribution under the relevant Savings Contract;

"Exercise Notice"                the meaning given to that expression in Rule
                                 4.3;

"Group"                          the Company and all its Subsidiaries;

"Minimum Savings Contribution"   IR (pound sterling) 20 or such other amount as
                                 may be specified by the Committee from time to time;

"Option" the right granted or to be granted on any particular Date of Grant acquire Shares in accordance with the Rules;


"Option Certificate"             a certificate evidencing an Option as referred
                                 to in Rule 2.9;


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"Option Price"                the price in US Dollars for the acquisition of a
                              Share comprised in any Option which shall be determined by the Committee and shall (subject to the provisions of Rules 6 and 7.3) be not less than an amount equal to 85 per cent of the closing [sale] price of a Share as derived from the New York Stock Exchange on the Business Day last preceeding the relevant Date of Invitation;

"Participant"                 any person (including, where the context permits,
                              the legal personal representatives of such a person) who holds an Option;

"Participating Company"       any company within the Group which the Committee
                              has determined shall be a Participating Company for the purposes of the Plan;

"Plan" this Plan, being the AIG Ireland Sharesave Plan as adopted by the Directors on [date] and as amended from time to time;

"Record Date"                 in relation to any particular payment of dividend
                              or other right attaching to Shares the date on which any shareholder must duly appear in the books of the Company as such in order to be entitled to such dividend or other right;

"Redundancy"                  the meaning given to that expression by the
                              Redundancy Payments Acts 1967 to 1979 of the
                              Republic of Ireland;

"Retirement"                  retirement at the age at which a Participant is
                              bound to retire in accordance with the terms of his contract of employment;

"Rules" these rules together with any amendment thereto effected in accordance with Rule 9;

"Savings Contract"            a contract entered into by a Participant in
                              respect of any particular Option for regular monthly saving over three years, being an ISA or such other arrangement as may be approved by the Committee;

"Savings Contract Repayment"  the US Dollar equivalent (taking the exchange rate as at the dealing day for determining the Option Price) of the amount that would be repayable under the Contractual Savings Scheme at the guaranteed rates of return at the date the Savings Contract is entered into assuming that twelve monthly payments are made each year on time under the relevant Savings Contract and that following the completion of each series of twelve monthly payments the amount saved will be left on deposit until the Exercise Date provided that where the Savings Contract is made up wholly or partly of schemes other than ISAs, the guaranteed rates of return shall be the projected amount repayable under the Contractual Savings Scheme calculated as above as if the Savings Contract were made up only of an ISA;

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          "Savings Contribution"   the amount payable per month by a
                                   Participant by way of contributions under a Savings Contract in respect of any Option which amount shall normally be paid by means of periodic deductions from the Participant's remuneration by his employer and shall be an integral multiple of IR (pound sterling) 1 and shall not be less than the Minimum Savings Contribution;

          "Share"                  a share in the common stock of the Company;

          "Subsidiary"             a company which is under the Control of the
                                   Company;

          "Withdrawal Notice"      the meaning given to that expression by
                                   Rule 4.3.

     1.2  WHERE THE CONTEXT SO ADMITS

          1.2.1 words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine;

          1.2.2 any reference to a statute (or a particular Chapter, Part or Section thereof) shall mean and include any statutory modification or re-enactment thereof for the time being in force and any regulations made thereunder; and

          1.2.3 at any time at which US Dollar equivalents fail to be determined, the exchange rate shall be the average Irish Pound for US Dollar spot rate quoted by such bank as the Committee shall nominate for the purposes of the Plan [at 11 a.m.] on such date.

     2    OFFER AND GRANT OF OPTIONS

          2.1 At such time as the Committee shall in its absolute discretion determine, but normally on the 1st of January, April, July and October in each year, it may, subject to the limit specified in Rule 3.1, give notice to each Eligible Employee that he is invited to apply for an Option and such notice shall specify;




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     2.1.1     the Option Price;

     2.1.2 the period, being not less than fourteen days nor more than twenty-one days from the Date of Invitation during which he may apply for an Option in accordance with Rule 2.2;

     2.1.3     the Minimum Savings Contribution in respect of the offer;

     2.1.4 the maximum aggregate Savings Contribution permitted under Rule 3.2; and

     2.1.5 the maximum Savings Contribution in respect of the offer permitted under Rule 3.3.

2.2 Following any notice to an Eligible Employee by the Committee pursuant to Rule 2.1, he may apply for an Option by completing and returning an application in such form (not inconsistent with the provisions of the Plan) as the Committee may from time to time determine. Such form shall specify the Savings Contribution which he wishes to pay and authorise the deduction of the Savings Contribution from his remuneration. It must be accompanied by a signed form of application concerning his entry into a Savings Contract, such form to be in terms acceptable to the body administering the Contractual Savings Scheme.

2.3 Within thirty days following the Business Day referred to in the definition of Option Price in Rule 1.1 (unless the provisions of Rule 2.4 or 2.5 apply) the Committee shall, in respect of each Eligible Employee who has made a valid application and who remains in the employment of any Participating Company, grant an Option over the number of Shares the aggregate of the Option Prices of which is as nearly as possible equal to, but not in excess of, the Savings Contract Repayment.

2.4 If the number of Available Shares is insufficient to enable the Committee to satisfy in full all the applications received by them pursuant to notices given to Eligible Employees on the relevant Date of Invitation, it shall forthwith upon the expiry of the period given to the Eligible Employees for application for an Option as referred to in Rule 2.1 either:

     2.4.1 determine a maximum Savings Contribution (which shall not exceed the limits contained in Rule 3) in respect of such applications and where the Savings Contribution specified by any person exceeds that maximum Savings Contribution so determined reduce the Savings Contribution so specified to the amount of that maximum Savings Contribution provided that where the Savings Contribution specified by any person is equal to or lower than that maximum Savings Contribution that Eligible Employee's Savings Contribution shall not be affected; and/or

     2.4.2 make (as nearly as may be) pro rata reductions to the Savings Contribution specified by each person who has applied for an Option provided that where such reduction would result in the Savings Contribution being less than the Minimum Savings Contribution the said Savings Contribution shall be equal to the Minimum Savings Contribution;






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     and grant an Option to each such person over the number of Shares in respect of which the amount of the aggregate of the Option Prices is as nearly as possible equal to, but not in excess of, to the Savings Contract Repayment relating to the Savings Contribution as so reduced.

2.5 If the number of Available Shares is insufficient to enable the Committee to grant an Option to each person who has applied for such in respect of a Savings Contribution equal to the Minimum Savings Contribution either the Committee shall select by ballot the applications in respect of which Options will be granted or no Options shall be granted pursuant to notices given by the Committee under Rule 2.1 on the relevant Date of Invitation.

2.6 Where Options are granted pursuant to Rule 2.4 or 2.5 the period between the dealing day referred to in the definition of Option Price and the Date of Grant shall not exceed forty-two days.

2.7  Notwithstanding any provision of any other of these Rules whatsoever:

     2.7.1 the Plan shall not form part of any contract of employment between the Company, a Subsidiary or any Associated Company and any Participant and it shall not confer on any Participant any legal or equitable rights (other than those constituted by the Options themselves) whatsoever against the Company, a Subsidiary or Associated Company directly or indirectly or give rise to any cause of action at law or in equity against the Company, a Subsidiary or any Associated Company;

     2.7.2 the benefits to the Participants under the Plan shall not form part of their wages or remuneration or count as pay or remuneration for pension or other purposes;

     2.7.3 the Grant of Options to a Participant is a matter entirely separate from any pension right or entitlement he may have and from his terms and conditions of employment and participation in the Plan shall in no respect whatever affect his pension rights or entitlements or terms or conditions of employment and in particular (but without limiting the generality of the foregoing) any Participant who ceases to be an employee of any Company in the Group shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dissmisal or other breach of contract or by way of compensation for loss of office or otherwise howsoever and notwithstanding that he may have been dismissed wrongfully or unfairly.

2.8 An Option shall be personal to the Participant and shall not be assignable and any purported assignment, transfer, charge, disposal or dealing with the rights or interests of the Participant under the Plan shall render the Option void. However, on the death of a Participant, an Option shall be capable of being exercised by his legal personal representatives in accordance with the provisions of Rule 4.

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2.9  As soon as is practicable upon the grant of an Option to a person pursuant to Rules 2.3, 2.4 or 2.5 the Committee shall issue to the said person an Option Certificate evidencing such Option. The Option Certificate shall specify the number of Shares comprised in the Option, the Date of Grant and the Option Price in respect of each such Share and shall be otherwise in such form (not inconsistent with the provisions of the Plan) as the Committee may from time to time determine. If any such certificate shall be worn out, defaced, destroyed or lost, it may be renewed on such evidence being provided and on such terms as the Committee may reasonably require.

3    OVERALL PLAN AND INDIVIDUAL PARTICIPATION LIMITS

The Plan will be subject to the following participation limits:

3.1 the maximum number of Shares which may be made available for the Plan and the AIG United Kingdom Sharesave Plan is [50,000 - 75,000] (or such greater number as the Directors may determine);

3.2 the aggregate of the Savings Contributions being made at any time by a Participant under the Plan shall not exceed IR (pound sterling) 300 per month; and

3.3 the aggregate of the Savings Contributions which an Eligible Employee may apply to make in a year under the Plan shall not

     3.3.1 exceed ten per cent of his basic rate of pay at the Date of Invitation; or

     3.3.2 give rise to a Savings Contract Repayment which, when multiplied by one-third, would exceed the Irish Pounds equivalent of US $10,000 as at the dealing day applicable for determining the Option Price (or such other limit as the Directors may determine), provided that any existing Savings Contributions will not thereby be reduced.


4    EXERCISE AND LAPSE OF OPTIONS

4.1 An Option shall be capable of being exercised in whole or in part following the earliest of:-

     4.1.1  the Exercise Date;

     4.1.2  the death of the Participant;

     4.1.3 the Participant ceasing to be in Employment by reason of his Retirement, injury, disability or Redundancy;

     4.1.4 the Participant ceasing to be in Employment by reason that his Employment is in a company of which the Company ceases to have Control, or it relates to a business or part of a business which is transferred to a person who is neither an Associated Company of the Company nor a company of which the Company has Control;

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     4.1.5     the Participant reaching age 65 and continuing to be in
               Employment in which case the right to exercise an Option under this sub-paragraph is available for a period of six months following attainment of such age provided that if he does not exercise such Option within the said period of six months he will nevertheless be able to exercise the Option on the next earliest event covered by this Rule 4.1;

     4.1.6 the date on which an Option becomes exercisable pursuant to Rule 7 or Rule 8:

     provided that no Option shall be capable of being exercised other than at a time when the Participant is in Employment except in the circumstances described in Rules 4.1.2, 4.1.3 and 4.1.4.

4.2 Subject to Rule 5.4, no Option shall be capable on the Exercise Date of being exercised in respect of a number of Shares the aggregate Option Prices of which exceed the Savings Contract Repayment under the related Savings Contract.

4.3 An Option shall lapse to the extent that it has not been exercised by the earliest of:--

     4.3.1 the expiry of six months from the Exercise Date except where the death of the Participant occurs before the expiry of such period;

     4.3.2 if the Participant dies before the Exercise Date, the expiry of twelve months from the date of death of the Participant;

     4.3.3 the expiry of twelve months from the Exercise Date where the death of the Participant occurs within six months after the Exercise Date;

     4.3.4 the expiry of six months from the date on which the Participant ceased to be in Employment in the circumstances described in Rules 4.1.3 or 4.1.4 except where the death of the Participant occurs before the expiry of such period;

     4.3.5 the date on which the Participant ceases to be in Employment for any reason other than death or any of the circumstances referred to Rules 4.1.3 or 4.1.4;

     4.3.6 the Participant's right to continue making the related Savings Contributions lapsing in respect of an Option in accordance with the provisions of the Contractual Savings Scheme before the Participant has made all the Savings Contributions required by the Contractual Savings Scheme or the Participant missing six Savings Contributions unless such Option has already become exercisable under the provisions of this Rule;

     4.3.7 the receipt by the body administering the Contractual Savings Scheme of a Withdrawal Notice in respect of the Savings Contract relative to such Option provided that such Option is not then capable of being exercised;

     4.3.8     the date on which an Option lapses pursuant to Rule 7 or Rule 8;
               and

     4.3.9     seven years after the relevant Date of Grant.

     The Participant may direct at any time by notice (referred to as a Withdrawal Notice) given in writing in a form acceptable to the body administering the Contractual Savings Scheme that he wishes such repayment as is then due to him to be made under the Savings Contract relative to any Option and in addition, if such notice is given in respect of the Savings Contract relative to any Option which the Participant then wishes to exercise in whole or in part, notice to that effect shall be given to the Company in such form as the Committee may prescribe (referred to as an "Exercise Notice").

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5   MANNER OF EXERCISE OF OPTIONS

5.1

    5.1.1 An Option shall be exercised by the Participant giving to the Committee (or its nominated agent) an Exercise Notice to be followed by a remittance for the US Dollar equivalent (as at the date of receipt by the Committee of the Exercise Notice) of the Option Price for the total number of Shares in respect of which the Option is exercised which must be equal to or less than the Savings Contract Repayment provided that if the Option is exercised before the Exercise Date, the maximum number of Shares in respect of which an Option may be exercised shall be calculated by the following formula:

          number of Shares under        x             number of
             relevant Option                   Contributions completed
                                               -----------------------
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    5.1.2 It shall be the responsibility of the Participant to obtain any necessary exchange control consents or other authorities required to enable him to exercise his Option and receive the Shares to be transferred or issued in respect thereof. For the avoidance of doubt, the money for the payment of the relevant number of Shares on the exercise of an Option need not be withdrawn from the Savings Contract.

5.2 Subject to such consents or other required action of any competent authority under regulations or enactments for the time being in force as may be necessary the Company shall within [thirty days] after receipt by the Company of the Exercise Notice and remittance in accordance with Rule 5.1, arrange for the transfer or issue of the appropriate number of shares and the transferee or allottee shall be entered in the books of the Company in respect of those Shares. The said Shares shall rank in full for all dividends and other rights to which a right arises by reference to a Record Date falling on or after the date on which the transferee or allottee is entered in the books of the Company and shall in all other respects rank pari passu with the other issued Shares of the same class and shall be acquired subject to the Company's By-laws.

5.3 Where an Option is exercised in part, it shall lapse to the extent of the unexercised balance.

5.4 The Company shall ensure that sufficient Shares are always available to satisfy in full all outstanding Options.

5.5 On the allotment of Shares following the exercise of any Option, the Company shall, as soon as is practical, apply to the New York Stock Exchange for the relevant Shares to be admitted to listing.

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6   VARIATION OF SHARE CAPITAL

    In the event of any variation of share capital, capitalisation or rights issue or rights offer or any consolidation, sub-division or reduction of capital or other issue or reorganisation by the Company, the limit specified in Rule 3.1, the number of Shares subject to any Option and the Option Price for each of those Shares shall be adjusted in such manner as the Auditors shall confirm in writing to be, in their opinion fair and reasonable (except in the case of a capitalisation issue) provided that the aggregate amount payable on the exercise of an Option in full is neither materially changed nor increased beyond the expected repayment under the Savings Contract at the Exercise Date.

7   TAKEOVER OR RECONSTRUCTION

7.1 If any person obtains Control of the Company as a result of making

    7.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company or

    7.1.2 a general offer to acquire all the shares in the Company which are of the same class as the Shares over which Options have been granted then, subject to Rule 4.3, a Participant will be entitled to exercise his Option within six months following the later of the date on which Control of the Company passes and the date on which the offer becomes unconditional.

7.2 If any person becomes bound or entitled to acquire shares in the Company under the Delaware company law equivalent of Sections 428 to 430F of the Companies Act 1985 of the United Kingdom then, subject to Rule 4.3, a Participant will be entitled to exercise his Option at any time when that person remains so bound or entitled, on the expiry of which period all outstanding Options shall lapse.

7.3 If as a result of the event specified in Rule 7.1 any company (the "Acquiring Company") has obtained Control of the Company or has become bound or entitled as mentioned in Rule 7.2, a Participant may, with the agreement of the Acquiring Company and during the appropriate period, release all or part of his rights under the Plan (the "Old Rights") in consideration of the grant to him of rights (the "New Rights") and the New Rights shall be deemed to have been granted at the time when the Old Rights were granted.

7.4 In the application of the Rules to the New Rights, the term "Company" in Rules 4, 5, 6, 7, 8 and 9.5 shall be taken as referring to the company over whose share capital the New Rights are granted, and the other expressions which are defined in Rule 1 hereof and occur in those Rules shall be interpreted as though the word "Company" were so defined.



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7.5   For the purposes of this Rule 7 (other then Rule 7.3) a person shall be deemed to have obtained Control of a company if he and others acting in concert with him have together obtained Control of it.

7.6 The exercise of an Option pursuant to the preceding provisions of this Rule shall be subject to the provisions of Rule 5 above.

7.7 The Committee shall use reasonable endeavours to notify any Participant forthwith of any event of which they have actual notice arising pursuant to this Rule which concerns any Option held by him for the time being.

8     VOLUNTARY WINDING UP

If the Delaware company law equivalent of a resolution for the voluntary winding up of the Company shall be passed the Committee shall give notice thereof to all Participants and thereupon each Participant shall (subject to Rule 4.3), forthwith and until the expiry of six months from the date on which such resolution was passed, be entitled to exercise any Option then held by him in the manner provided in Rule 5 at the expiry of which period all unexercised Options shall lapse.

9     AMENDMENT AND ADMINISTRATION

9.1 The Plan may be amended by resolution of the Directors provided that no amendment shall operate to offset to his disadvantage any rights already acquired by a Participant without his consent.

9.2 Subject as herein otherwise expressly provided the Directors' and the Committee's decision on any matter concerning the Plan shall be final and binding.

9.3   The costs of the operation of the Plan shall be borne by the Company.

9.4 In any matter in which they are required to act hereunder the Auditors shall be deemed to be acting as experts and not as arbitrators.

9.5 All notices under the Plan shall be in writing and, if to the Company, shall be either delivered in person to the Company Secretary or sent to the Company's registered office for the time being (or to such other address as the Committee may from time to time specify) and, if to a Participant, shall be delivered personally to him at his place of work or sent by post to the Participant at the address which he shall give in writing to the Company for this purpose, or, failing any such address, his last known place of abode. All notices to the Company, however sent, shall be deemed to be served only upon actual receipt thereof by the Company Secretary or (as the case may be) at the appropriate address as determined above. Notices to the Participant shall, if delivered personally to him at his place of work, be deemed to be served upon such delivery and, if sent by post to the appropriate address as determined above, shall be deemed to be served forty-eight hours after the posting to such address of a properly addressed and prepaid envelope containing such notice.


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     9.6  The Plan and all Options granted under it shall be governed and construed in accordance with Irish law (except where otherwise stated) and all disputes shall be referred for resolution to the courts of the Republic of Ireland.

     10   Termination

     The Directors may at any time resolve that no further offers of participation shall be made under the Plan but in such event the subsisting rights of Participants will not thereby be affected.





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